Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

CATALYST SEMICONDUCTOR, INC.

CATALYST SEMICONDUCTOR, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST:  The original Certificate of Incorporation of Catalyst Semiconductor, Inc. was filed with the Secretary of State of the State of Delaware on March 19, 1993.

SECOND:  This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation.

THIRD:  This Restated Certificate of Incorporation was approved by the stockholders pursuant to Sections 211 and 216 of the General Corporation Law of the State of Delaware.

FOURTH:  The Certificate of Incorporation of this Corporation is amended and restated in its entirety to read as follows:

I

The name of the corporation (hereinafter called the “Corporation”) is CATALYST SEMICONDUCTOR, INC.

II

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

III

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

IV

This corporation is authorized to issue two classes of stock, denominated Common Stock and Preferred Stock.  The Common Stock shall have a par value of $0.001 per share, and the Preferred Stock shall have a par value of $0.001 per share.  The total number of shares of Common Stock which this corporation is authorized to issue is forty-five million (45,000,000), and the number of shares of Preferred Stock which this corporation is authorized to issue is two million (2,000,000) which shares shall be undesignated as to series.

Any Preferred Stock not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred Stock and shall fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each such series of Preferred Stock.  The Board of Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

V

The Corporation is to have perpetual existence.

VI

The selection of directors need not be by written ballot unless a stockholder demands election by written ballot at a meeting of stockholders and before voting begins or unless the Bylaws of the Corporation shall so provide.

VII

The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

VIII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

IX

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

X

At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the Delaware General Corporation Law.  The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III.  The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders.  For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors so designated and elected at the first annual meeting of stockholders scheduled to be held after such time as shares of capital stock of the Corporation are designated as qualified for trading as National Market System securities on the National Association of Securities Dealers, Inc. Automated Quotation System (or any successor national market system) (the “First Public Company Annual Meeting”).  At each annual meeting after the First Public Company Annual Meeting, directors to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified.  If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.

Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders or any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of the first paragraph of this Article shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at any meeting of the Board of Directors.  A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor shall have been duly elected and qualified.

XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

XII

At the election of directors of the Corporation, each holder of stock of any class of series shall be entitled to as many votes as shall equal the number of votes which (except for such provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stocks multiplied by the number or directors to be elected by him, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit, so long as the name of the candidate for director shall have been placed in nomination prior to the voting and the stockholder, or any other holder of the same class or series of stock, had given notice at the meeting prior to the voting of the intention to cumulate votes; provided that, notwithstanding the above and any provision contained in this Restated Certificate of Incorporation to the contrary, effective upon such time as shares of capital stock of the Corporation are first designated as qualified for trading as National Market System securities on the National Association of Securities Dealers, Inc. Automated Quotation System (or any successor national market system), the holders of stock of any class or series shall no longer be entitled to such cumulative voting rights.

XIII

Effective upon such time as shares of capital stock of the Corporation are first designated as qualified for trading as National Market System securities on the National Association of Securities Dealers, Inc. Automated Quotation System (or any successor national market system), stockholders of the Corporation may not take action by written consent in lieu of a meeting but must take any actions at a duly called annual or special meeting.

XIV

Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the then-outstanding shares of the Corporation entitled to vote shall be required to alter, amend or repeal Articles XII, XIII, XIV or XV or any provision thereof, unless such amendment shall be approved by a majority of the directors of the Corporation not affiliated or associated with any person or entity holding (or which has announced an intention to obtain) 25% or more of the voting power of the Corporation’s outstanding capital stock.

XV

The Corporation reserved the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, Catalyst Semiconductor, Inc. has caused this Restated Certificate of Incorporation to be signed by its Chief Executive Officer and attested to by its Assistant Secretary this 29th day of January 1999.

/s/ Radu M. Vanco
Radu M. Vanco
President and Chief Executive Officer

Acknowledged and attested this
29th day of January 1999

/s/ Peter Cohn
Peter Cohn
Secretary